Exhibit 1.1

Dear Shareholder

On behalf of the board of directors of Joe & The Juice Holding A/S we hereby forward the following documents:

•	Notice of the annual general meeting

•	Power of attorney formula

•	Subscription document

•	Legend

This agenda, the annual report 2019, the complete proposals and the articles of association are made available for inspection at the company’s office at Østergade 26, 1100 Copenhagen, Denmark.

Kind regards

Sebastian Christmas Poulsen and Jacob Hjortshøj

Jacob Hjortshøj Partner